Exhibit 99.2

April 4, 2006

Stock Pricing & June Trade Schedule

As previously announced by Ken Dahlberg, Chairman and CEO of Science Applications International Corporation (SAIC), a limited market trade to buy and sell SAIC stock has been scheduled for June 30, 2006. This trade will be conducted by Bull, Inc. The following table sets forth the key dates related to the June 30 trade.

Key Dates for the June 30 Limited Market Trade

Date in 2006	Trade Cycle Event	Activity

Late April	Communication to All Stockholders	Distribution by mail and online of information and resources on how to participate in the June trade through Bull, Inc.

June 9	Limit Order Cycle Opens	Bull, Inc. begins accepting limit orders for the June trade.

June 16	Date of Record	Shares acquired after this date are not eligible for sale in the June trade. Please read below in the “Additional Information” section about a new limitation on the sale of certain shares.

June 22	Limit Order Deadline	The limit order process requires that those who want to buy or sell stock to submit a limit order by the deadline of 5 pm PT on the day BEFORE the stock price is established by the SAIC Board of Directors.

June 23	Stock Pricing Date	The SAIC Board of Directors establishes the stock price for the June trade.

June 30	Trade Modification Deadline	Changes (electronic submissions only) or cancellations to initial buy/sell orders must be submitted by 5 pm PT.

July 6	Trade Settlement Date	Trade completed – proceeds and confirmations released.

Important Information Concerning the June 30 Limited Market Trade

•	The stock price for the June 30 trade will be established by the SAIC Board of Directors in the same manner and using the same process as used for past limited market trades. The Stock Policy Committee of SAIC’s Board of Directors will consider the valuation input from SAIC’s independent appraiser and make a recommendation on the price of the class A common stock to the SAIC Board of Directors. The SAIC Board of Directors is scheduled to establish the stock price on June 23, 2006, which will be used for all transactions in the June 30 trade.

•	Employees may purchase between $500 and $20,000 of class A common stock in the June 30 trade.

•	A Bull, Inc. New Account Form must be on file with Bull, Inc. before a limit order may be submitted.

•	NEW – “Immature” Share Limitation: As a result of a recently enacted accounting rule (Financial Accounting Standards Board (FASB) rule 123R), stockholders may not offer for sale in the limited market shares that are considered “immature shares” under the accounting rules. Immature shares include shares acquired through an option exercise or a vested stock bonus less than 6 months prior to the sale, or through a vesting stock bonus that vested less than 6 months prior to sale. So, for the upcoming June 30 limited market trade, the following shares may not be offered for sale, unless the stockholder has the same or greater number of other shares that are not immature shares:

•	Shares acquired through an option exercise on or after January 1, 2006

•	Shares acquired through a vested stock bonus on or after January 1, 2006

•	Shares acquired through a vesting stock bonus that vested on or after January 1, 2006.

Stockholders offering shares for sale in the limited market will be required to complete an Attestation Form that will be available online or upon request through Bull, Inc. under which the stockholder will certify that the shares offered for sale are not immature shares or that the stockholder has the same or greater number of other shares remaining in the stockholder’s account that are not immature shares. Additional communication will be made in late April to discuss more fully the immature share limitation and attestation form in Question and Answer format.

•	NEW – Share Identification: Due to the manner in which stock ownership data is maintained in Mellon’s database, stockholders wishing to sell specific shares will now need to identify those shares by receipt number instead of acquisition date. Receipt numbers are located on the Investor Activity Report (IAR) issued to stockholders by Mellon. If stockholders do not identify specific shares to be sold or provide other instructions, the transfer agent (Mellon) will record the sale of those shares that were first acquired by the stockholder (the First In, First Out or FIFO method).

•	As stated by Ken Dahlberg, SAIC’s Chairman and CEO, in an announcement on March 17, SAIC currently is planning to complete its initial public offering, or IPO, in the Fall. However, the exact timing of the IPO will be determined by SAIC’s Board of Directors and the senior management team when they believe it is advisable to proceed. As always, events within and outside the Company’s control (e.g., regulatory requirements, market conditions) may impact the ultimate timing, and additional delay beyond the Fall is possible. For more information, see Ken Dahlberg’s entire March 17 announcement.

TRADE COMPLETION INFORMATION

Bull, Inc. is working with Mellon Investor Services LLC to support the June 30 trade. Here is a quick overview of the planning, decisions, and communications underway.

•	As in the past, Bull, Inc. will administer the limited market trade. Questions regarding the limited market trade should be directed to Bull, Inc.

•	As in the past, acceptable forms of payment for purchases in the June 30 trade will include personal checks or Electronic Fund Transfers (EFT). These payment methods differ from those that apply to option exercises and other transactions effected directly with Mellon. Administrative complications arising out of Federal regulations that apply to Bull, Inc.’s brokerage activities generally limit acceptable forms of payment to personal check or EFT.

•	As in the past, Bull, Inc. will issue checks and transaction confirmations resulting from the trade. In addition, Mellon will record the purchase or sale of SAIC stock in the Equity Holdings section of stockholder accounts available via the MellonOne web portal after the trade settlement date, and will send an Investor Activity Report (IAR) to reflect those shares that have been purchased or sold in stockholder accounts.

•	The External Stockholder Portal which is accessible by password from SAIC.com will reopen in late April 2006.

•	Detailed information on the process and resources for buying or selling stock, the date of record, or opening a new account with Bull, Inc. for the June 30 trade is expected to appear on ISSAIC and under the Bull, Inc. section of the Stock Programs website in late April 2006. Non-employees may access stock sale information via the “Stockholder Info” link on SAIC.com or by contacting Bull, Inc. by phone or email.

CONTACT INFORMATION

If you need additional information, please contact the resources noted below:

•	Bull, Inc. (staffed by Stock Programs) For information about the submission, change or cancellation of limit orders and other trade execution questions, please contact Bull, Inc. at:

•	1-800-785-7764 or 858-826-4703, 8 AM – 5 PM PT with 24 hour message line

•	Email: programs_stock@saic.com

•	The Vanguard Group. For information concerning the SAIC Retirement Plan or distributions or exchanges of SAIC stock in your SAIC Retirement Plan account, please contact Vanguard Participant Services at:

•	1-800-523-1188, 8:30 AM – 9 PM ET

•	Email: http://www.vanguard.com

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